Exhibit 99.1

For Immediate Release

Eastern Bank Announces Commencement Of Stock Offering

BOSTON, MA, August 18, 2020 — Eastern Bank announced today that Eastern Bankshares, Inc. (the “Company”), the proposed stock holding company of Eastern Bank, is commencing its stock offering in connection with Eastern’s conversion from the mutual holding company structure to the stock holding company form of organization. Eastern Bank also announced that the registration statement for the sale of the Company’s common stock has been declared effective by the Securities and Exchange Commission.

Eastern has received all of the approvals required to commence the offering, including the approvals of the Massachusetts Commission of Banks, the Federal Reserve Board, and the corporators of Eastern Bank Corporation, which is the current mutual holding company of Eastern Bank. The corporators also approved the Company’s plan to donate to the Eastern Bank Charitable Foundation upon the completion of the conversion a number of shares of common stock of the Company equal to 4% of the shares that will be outstanding immediately after that donation.

The Company is offering for sale up to 175,375,000 shares of common stock at a purchase price of $10.00 per share, although the Company may sell up to 201,681,250 shares of common stock because of demand for the shares or changes in market conditions, without resoliciting investors.

The Company’s common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “EBC.”

The shares will first be offered in a subscription offering based upon the following priorities:

(1)	To each Eastern Bank depositor with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on March 29, 2019 (“Priority 1”);

(2)	To each Eastern Bank depositor with a Qualifying Deposit at the close of business on March 31, 2020 (“Priority 2”);

(3)	To Eastern Bank’s employee stock ownership plan and Eastern Bank’s 401(k) Plan (“Priority 3”); and

(4)

To employees, officers, directors, trustees and corporators of Eastern Bank, Eastern Insurance Group LLC, or Eastern Bank Corporation who are not eligible under either Priority 1 or Priority 2 (“Priority 4”).

The Company intends to mail the subscription materials via First Class Mail beginning on August 20, 2020. The subscription offering is expected to expire at 2:00 p.m., Eastern Time, on September 16, 2020. The Company may offer the shares of common stock remaining after the subscription offering for sale to members of the general public in a community offering, with preference given to residents of cities and towns of Massachusetts and New Hampshire that constitute Eastern Bank’s primary market area.

The subscription and community offerings are being managed by Keefe, Bruyette & Woods, Inc. All questions concerning the offering or requests for offering materials should be directed to the Stock Information Center at 1-800-945-8598. The Stock Information Center, will be open Monday through Friday from 10:00 a.m. to 4:00 p.m., Eastern Time, beginning Monday, August 24, 2020 and continuing through Wednesday, September 16, 2020 at 2:00 p.m., Eastern Time.

Eligible depositors and others may be able to subscribe for shares of common stock using funds in an individual retirement account (“IRA”) or other retirement account if the account is maintained by an independent custodian or trustee, such as a brokerage firm, and not Eastern Bank. The Company recommends that anyone wishing to use funds in an IRA or other retirement account to purchase shares in the subscription or community offering contact the Stock Information Center promptly, preferably at least two weeks before the September 16, 2020 offering deadline, for assistance.

Completion of the offering is contingent upon the Company selling at least 129,625,000 shares of common stock and also is subject to the receipt of final regulatory approvals for the offering and conversion and other customary closing conditions.

The conversion and stock offering will have no impact on depositors, borrowers or other customers of Eastern Bank.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock of the Company. The offer is made only by the Company’s prospectus (and, in the case of the subscription offering, an accompanying stock order form). The Company has filed with the SEC a registration statement for the offering to which this press release relates as well as the final prospectus, dated August 11, 2020, for the subscription and community offering. Before you invest, you should read that prospectus and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

The shares of common stock of Eastern Bankshares, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

About Eastern Bankshares, Inc. and Eastern Bank.

Eastern Bankshares, Inc. will be the stock holding company for Eastern Bank upon the completion of the offering and the conversion. Founded in 1818, Boston-based Eastern Bank has approximately $14 billion in assets and more than 110 locations serving communities in eastern Massachusetts, southern and coastal New Hampshire, and Rhode Island. Eastern provides banking, investment and insurance products and services for consumers and businesses of all sizes, including through its Eastern Wealth Management division and its Eastern Insurance Group subsidiary. Eastern takes pride in its outspoken advocacy and community support that has exceeded more than $140 million in charitable giving since 1999 through the Eastern Bank Charitable Foundation. An inclusive company, Eastern employs 1,800+ deeply committed professionals who value relationships with their customers, colleagues, and communities.

Forward-Looking Statements

This press release and the Company’s prospectus for the offering contain forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include statements of the Company’s goals, intentions and expectations; statements regarding the Company’s business plans, prospects, growth and operating strategies; statements regarding the quality of the Company’s loan and investment portfolios; and estimates of the Company’s risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The Company cautions prospective investors not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company disclaims any obligation to publicly release any revision made to any forward-looking statement to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Media contacts:

Andrea Goodman

Eastern Bank

a.goodman@easternbank.com

781-598-7847

Paul Alexander

Eastern Bank

p.alexander@easternbank.com

781-596-4490

Investor contact:

Jill Belliveau

Eastern Bank

InvestorRelations@easternbank.com

781-598-7920

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